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                                   Exhibit 11
                               EXECUTIVE RISK INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                              Year Ended December 31,
(In thousands, except per share data)       1996       1995        1994
PRIMARY

Average shares outstanding                 9,815     11,491       5,076
Warrants and options                         694        465         163
Preferred stock conversion                                        4,869
                                         -------    -------    --------
Total shares outstanding                  10,509     11,956      10,108

Net income                               $28,105    $25,286    $ 19,240
Preferred dividends                                              (1,031)
                                         -------    -------    --------
Earnings attributable to common
   stockholders                          $28,105    $25,286    $ 18,209
                                         -------    -------    --------
Per share amount                         $  2.67    $  2.11    $   1.80
                                         =======    =======    ========
FULLY DILUTED

Average shares outstanding                 9,815     11,491      11,188
Warrants and options                         727        487         177
                                         -------    -------    --------
Total shares outstanding                  10,542     11,978      11,365

Net income                               $28,105    $25,286    $ 19,240
                                         -------    -------    --------
Earnings attributable to common
  stockholders                           $28,105    $25,286    $ 19,240
                                         -------    -------    --------
Per share amount                         $  2.67    $  2.11    $   1.69
                                         =======    =======    ========


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